Exhibit 10.3

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of January 1, 2020, is entered into between ICT Investments, LLC, a Florida limited liability company, having a place of business at 1101 N. Keller Road, Suite G, Orlando, Florida 32810 (“Licensor”), and Laser Photonics Corporation, a Wyoming corporation having its address at 1101 N. Keller Road, Suite G, Orlando, Florida 32810 (“Licensee”). Licensor and Licensee are referred to hereinafter singularly as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Licensor is willing to license to Licensee, and Licensee desires to license from Licensor, an exclusive, worldwide, sublicensable license for all commercial and noncommercial applications of Licensor’s know-how and trade secrets for laser cleaning equipment technology for the purpose of allowing Licensee to develop and market products using such technology and intellectual property; and

WHEREAS, Licensor has majority equity ownership of Licensee and desires to have Licensee be successful in its sales and marketing efforts of the laser cleaning equipment technology.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Confidential Information” shall mean Technology disclosed by Licensor to Licensee or by Licensee to Licensor pursuant to this Agreement.

“Force Majeure” shall mean any act of God, any accident, explosion, fire, storm, earthquake, pandemic, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment fuel or labor or any other circumstances or event beyond the reasonable control of the party relying upon such circumstance or event.

“Licensor Technology” shall mean all Technology owned or controlled by Licensor as of the date hereof including rights that relate to and are used in researching, developing, or manufacturing laser cleaning equipment. “Owned or controlled” shall include Technology which Licensor owns or under which Licensor is licensed and has the right to grant sublicenses.

“Improvements” shall mean any improvement or enhancement to any Licensor Technology that is discovered, developed or otherwise acquired by Licensor during the term of this Agreement. For the sake of clarity and the avoidance of doubt, “Improvements” shall include, new patent rights and/or new Technology discovered, developed, or otherwise acquired by Licensor during the term of this Agreement, which new patent rights and/or new Technology reasonably relates to the Licensed Product.

“Licensed Process” means a method or process whose practice or use is covered by Licensor Technology, an Improvement, and/or incorporates or uses Licensor Technology.

“Licensed Product” means any product or component (a) the manufacture, use, sale, offer for sale or import of which is covered by Licensor Technology, an Improvement and/or incorporates or uses any Licensor Technology, or (b) which is made using a Licensed Process.

“Person” shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

“Technology” shall mean public and nonpublic technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas or other data and testing results, experimental methods, or results, descriptions, business or engineering plans, depictions, and any and all other intellectual property, including patents, patent applications, copyrights, trademarks and trademark applications for which Licensor is granting a License to Licensee.

2. License Grant and Commercialization.

2.1. Grant of Licenses to Licensee.

2.1.1. Technology License. Licensor agrees to grant and does hereby grant to Licensee a worldwide, royalty-free, exclusive, non-transferrable license under Licensor Technology to manufacture, have manufactured, use, offer for sale, sell, export, and import Licensed Products and Licensed Processes.

2.1.2. License to Improvements. Licensor agrees to grant and does hereby grant to Licensee a worldwide, royalty-free, exclusive, non-transferrable license to any and all Improvements to sublicense, manufacture, have manufactured, use, offer for sale, sell, export, and import Licensed Products and Licensed Products protected by Improvements, as defined herein.

2.1.3. Third-Party Licenses. To the extent that any Licensor Technology or Improvements licensed to Licensee hereunder consist of rights of Licensor under an agreement or license with or from a third party, any license granted to Licensee hereunder shall be limited to the rights which Licensor has a right to grant under such agreement or license and otherwise subject to any obligations assumed by Licensor in consideration of the grant or assignment of such right or license to Licensor which is to be assigned or sublicensed to Licensee.

3. Technology Transfer and Support.

3.1. Technology Transfer and Support. Licensor shall provide to Licensee reasonable support and assistance with respect to regulatory, public relations, and similar matters, as well as reasonable technical support and assistance with respect to the analytic testing of any products developed, manufactured, or sold under the terms of this Agreement, and similar matters. For the sake of clarity and the avoidance of doubt, neither Licensor, nor any affiliate of Licensor, shall be entitled to any compensation for any support and assistance provided pursuant to this Section 3.1, except, however, Licensor, or an affiliate of Licensor, shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in the course of providing such support and assistance, which reasonable expenses shall be reimbursed and paid by Licensee.

3.2. Patent Rights. Licensor shall, at its expense, prepare, prosecute and maintain patent applications, and maintain patents issued thereon with respect to Improvements discovered, developed or otherwise acquired by Licensor, except as otherwise specified elsewhere in this Agreement.

3.3. Cooperation. Each Party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other Party, and necessary for the perfection, maintenance, enforcement or defense of that Party’s rights as set forth herein.

3.5. Confidential Information. Any Party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use commercially reasonable efforts to prevent the disclosure of any Confidential Information to any other Person, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; provided, however, that such restriction shall not apply to any Confidential Information which is (a) independently developed by the receiving Party, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving Party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 3.5 by the express written consent of the disclosing Party, (e) disclosed to any assignee, sublicensee or subcontractor of either Licensor or Licensee hereunder (if such assignee, sublicense or subcontractor is subject to the provisions of this Section 3.5 or comparable provisions of such other documents), or (f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 3.5 shall survive for a period of five (5) years from the termination or expiration of this Agreement. Without limiting the generality of the foregoing, Licensor and Licensee each shall use commercially reasonable efforts to obtain confidentiality agreements from its respective employees and agents, similar in scope to this Section 3.5, to protect the Confidential Information. Licensor agrees to treat the Licensor Technology as Confidential Information of Licensee. Notwithstanding anything to the contrary herein, Licensor and Licensee shall each be deemed to have satisfied its obligations under this Section 3.5 if it protects the Confidential Information of the other Party with the same degree of care that it uses to protect its own similar Confidential Information.

3.6. Permitted Disclosures. Notwithstanding the provisions of Section 3.5 hereof, Licensor and Licensee may, to the extent necessary, disclose and use Confidential Information, consistent with the rights of Licensor and Licensee otherwise granted hereunder for the purpose of engaging in research and development, conducting marketing programs, or securing institutional or government approval to market any product.

4. Disclaimer of Warranty; Consequential Damages.

4.1. Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either Party hereto that the use of any Licensor Technology and Improvements transferred or licensed hereunder, will not infringe the patent or proprietary rights of any other Person or entity. In addition, Licensor and Licensee acknowledge that THE TECHNOLOGY IS LICENSED, AS THE CASE MAY BE, TO LICENSEE AND LICENSOR, RESPECTIVELY, AS IS, AND LICENSOR AND LICENSEE EXPRESSLY DISCLAIM AND HEREBY WAIVE, RELEASE AND RENOUNCE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5. No Implied Waivers; Rights Cumulative. No failure on the part of Licensor or Licensee to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege, or be construed as a waiver of any breach of this Agreement, or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

6. Consulting Agreement or Advisory Board Role. Licensee may enter into a Consulting Agreement or have the Licensor serve as a member of an advisory board to provide advice with respect to the commercialization of the Licensor Technology and sale of the Licensed Product by Licensee.

7. Force Majeure. Licensor and Licensee shall each be excused for any failure or delay in performing any of its respective obligations under this Agreement, if such failure or delay is caused by Force Majeure.

8. Notices. All notices, requests and other communications to Licensor or Licensee hereunder shall be in writing (including email, telecopy, or similar electronic transmissions), shall refer specifically to this Agreement, and shall be personally delivered or sent by email, telecopy, or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other party hereto):

If to Licensor:

ICT Investments, LLC

1101 North Keller Rd., Suite “G2”

Orlando, Florida 32810

Attn: Dmitriy Nikitin, Partner

dnikitin@ict-investments.com

If to Licensee:

Laser Photonics Corporation

1101 North Keller Rd., Suite “G2”

Orlando, Florida 32810

wtupuola@laserphotonics.com

with a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Ave., N.W.

Suite 300

Washington, D.C. 20004

Attn: Ernest M. Stern, Esq.

estern@cm.law

Any notice or communication given in conformity with this Section 8 shall be deemed to be effective when received by the addressee, if delivered by hand, email, telecopy, or other electronic facsimile transmission, and upon receipt of delivery confirmation, if sent by certified mail.

9. Further Assurances. Each of Licensor and Licensee agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

10. Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Licensor, Licensee, and their respective successors and assigns; provided, however, that neither Licensor nor Licensee may assign or otherwise transfer any of its rights and interests, nor delegate any of its respective obligations hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 10 shall be null and void. Subject to the foregoing, any reference to Licensor and Licensee hereunder shall be deemed to include the successors thereto and assigns thereof.

11. Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Licensor or Licensee therefrom, shall be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Licensor and Licensee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreements course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Licensor and Licensee.

12. Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied, and governed in all respects in accordance with the laws of the State of Delaware and all controversies or disputes governing this Agreement shall be settled by a court of competent jurisdiction located in Orange County, Florida.

13. Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Licensor and Licensee hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

14. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Agreement.

15. Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

16. Miscellaneous Warranties and Representations. Each Party hereto warrants and represents that (a) its execution of this Agreement has been duly authorized by all necessary corporate action of such Party; (b) it has requisite legal rights necessary to grant the other Party all releases, covenants not to sue, and licenses granted to the other Party as set forth above; and (c) it has received or had the opportunity to obtain independent legal advice from such Party’s counsel with respect to the rights and obligations arising from the Agreement.

17. Entire Agreement. This Agreements together with any agreements referenced herein, constitutes, on and as of the date hereof, the entire agreement of Licensor and Licensee with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between Licensor and Licensee with respect to such subject matter are hereby superseded in their entirety.

18. Term and Termination.

18.1. Term of Technology License. The licenses Licensor has granted Licensee to the Licensor Technology and any Improvements thereto pursuant to Sections 2.1.1, 2.1.2. and 2.1.3. above shall remain in full force and effect in perpetuity with respect to the license grants (the “Term”), and shall not terminate unless (i) by the mutual written agreement of the Parties’ or in the event of a breach of this Agreement by a Party that, after receiving notice of such breach pursuant to the terms of this Agreement, (ii) Licensee fails to cure the breach within the notice period specified in Section 18.2 below or (iii) Licensee files, or has filed against it, a petition or proceeding under any bankruptcy, insolvency or similar law that is not dismissed within 60 days of its filing, or becomes insolvent, makes an assignment for the benefit of creditors, appoints, or has appointed, a receiver or trustee over its property. Upon the termination of said License, Licensor shall retain all equity in Licensee granted by this Agreement.

18.2 Other Breach and Cure Provisions. If either Party fails to fulfill any material obligation under this Agreement or materially breaches any of the representations, warranties, or covenants contained herein, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party as provided below. Such notice must contain a full description of the event or occurrence alleged to constitute a breach of the Agreement. The Party receiving notice of the breach shall have the opportunity to cure that breach within 60 days of receipt of notice. If the breach is not cured within that time, the termination will be effective immediately upon the end of such cure period unless the parties are continuing to work in good faith to resolve any dispute.

18.3. Any failure on the part of either Party to terminate hereunder shall not be deemed a condonation of any default or breach by the other Party or a waiver of any future rights pursuant to the default or breach provisions of this Agreement.

18.4 Termination of this Agreement by either Party for any reason shall not affect and shall be without prejudice to the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be duly executed as of the date set forth above.

ICT INVESTMENTS, LLC		LASER PHOTONICS CORPORATION

By:	/s/ Dmitriy Nikitin	By:	/s/ Wayne Tupuola

Print Name:	Dmitriy Nikitin	Print Name:	Wayne Tupuola

Title:	Partner	Title:	President